                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             THE COCA-COLA COMPANY
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                 [LOGO OF THE COCA-COLA COMPANY APPEARS HERE]


                               ATLANTA, GEORGIA

ROBERTO C. GOIZUETA
CHAIRMAN OF THE BOARD
         AND
CHIEF EXECUTIVE OFFICER

                                                                  March 3, 1997

Dear Share Owner:

  You are cordially invited to attend the Annual Meeting of Share Owners which will be held on Wednesday, April 16, 1997, at 9:00 a.m., local time, in Wilmington, Delaware.

  The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of five Directors to serve until the 2000 Annual Meeting of Share Owners and "FOR" the ratification of Ernst & Young LLP as independent auditors of the Company for the 1997 fiscal year. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

  To assist us in planning for the meeting, please mark the appropriate box on your proxy card if you plan to attend. An admission card is included if you are a share owner of record. If your shares are held in street name, an admission card in the form of a legal proxy will be sent to you by your broker. If you do not receive the legal proxy in time, you will be admitted to the meeting by showing your most recent brokerage statement verifying your ownership of Company stock.


                                                /s/ Roberto C. Goizueta
                                               ----------------------------

                                               Roberto C. Goizueta

                 [LOGO OF THE COCA-COLA COMPANY APPEARS HERE]


                   NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO THE OWNERS OF COMMON STOCK
OF THE COCA-COLA COMPANY

  The Annual Meeting of Share Owners of The Coca-Cola Company, a Delaware corporation (the "Company"), will be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on Wednesday, April 16, 1997, at 9:00 a.m., local time, for the following purposes:

    1. To elect five Directors to serve until the 2000 Annual Meeting of Share Owners;

    2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 1997 fiscal year; and

    3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

  Share owners of record at the close of business on February 21, 1997, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of share owners of the Company as of the close of business on February 21, 1997, will be available for inspection during normal business hours from April 2 through April 15, 1997, at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware, and will also be available at the meeting.

                                          By Order of the Board of Directors

                                          Susan E. Shaw
                                          Secretary

Atlanta, Georgia
March 3, 1997

  EACH SHARE OWNER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                             THE COCA-COLA COMPANY
                              ONE COCA-COLA PLAZA
                            ATLANTA, GEORGIA 30313

                                                                  March 3, 1997

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHARE OWNERS
                           TO BE HELD APRIL 16, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Coca-Cola Company (the "Company") to be voted at the Annual Meeting of Share Owners of the Company to be held at The Playhouse Theatre, Du Pont Building, 10th and Market Streets, Wilmington, Delaware, on April 16, 1997, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

  All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

  The mailing address of the principal executive offices of the Company is One Coca-Cola Plaza, Atlanta, Georgia 30313. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to share owners is March 3, 1997.

  All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 2000 Annual Meeting of Share Owners, in voting by proxy, share owners may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of Ernst & Young LLP as independent auditors, share owners may vote in favor of the proposal, against the proposal or may abstain from voting. Share owners should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Ernst & Young LLP. Directors will be elected by a plurality, and ratification of the appointment of Ernst & Young LLP will require approval by a majority, of the votes cast by the holders of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

  Only owners of record of shares of Common Stock of the Company at the close of business on February 21, 1997, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On February 21, 1997, there were 2,480,211,124 shares of Common Stock of the Company issued and outstanding.

                             ELECTION OF DIRECTORS

                                   (ITEM 1)

BOARD OF DIRECTORS

  In December 1996, the Board of Directors of the Company, pursuant to the By-Laws of the Company, determined that the number of Directors of the Company should be increased from thirteen to fourteen, effective January 3, 1997. The Directors are divided into three classes, each class serving for a period of three years, which has been the practice of the Company since 1945.

  Approximately one-third of the members of the Board of Directors are elected by the share owners annually. The Directors whose terms will expire at the 1997 Annual Meeting of Share Owners are Ronald W. Allen, Donald F. McHenry, Sam Nunn, Paul F. Oreffice and James B. Williams, all of whom have been nominated to stand for reelection as Directors at the 1997 Annual Meeting of Share Owners to hold office until the 2000 Annual Meeting of Share Owners and until their successors are elected and qualified.

  Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR RONALD W. ALLEN, DONALD F. MCHENRY, SAM NUNN, PAUL F. OREFFICE AND JAMES B. WILLIAMS AS DIRECTORS TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING OF SHARE OWNERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

                  NOMINEES FOR ELECTION TO TERM EXPIRING 2000
-------------------------------------------------------------------------------

                RONALD W. ALLEN                           Director since 1991
[PHOTO]         Atlanta, Georgia                          Age 55

                Mr. Allen is Chairman of the Board of Directors, President and Chief Executive Officer of Delta Air Lines, Inc., a major U.S. air transportation company. He has been Chairman of the Board and Chief Executive Officer since 1987, holding the additional title of President from August 1990 through April 1991 and since March 1993. He is a director of NationsBank Corporation.

                Member of the Executive Committee and the Committee on Directors of the Board of Directors of the Company.
-------------------------------------------------------------------------------

[PHOTO]         DONALD F. MCHENRY                         Director since 1981
                Washington, D.C.                          Age 60

                Mr. McHenry is University Research Professor of Diplomacy and International Affairs at Georgetown University and a principal owner and President of The IRC Group, Inc., a New York City and Washington, D.C. consulting firm. He has held these positions for more than the past five years. He is a director of AT&T Corporation, Bank of Boston Corporation, International Paper Company and SmithKline Beecham PLC.

                Chairman of the Public Issues Review Committee and a member of the Audit Committee and the Committee on Directors of the
                Board of Directors of the Company.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                SAM NUNN                                  Director since
[PHOTO]         Atlanta, Georgia                          January 3, 1997
                                                          Age 58

                Mr. Nunn has been a partner in the law firm of King & Spalding since January 1997. He served as a member of the United States Senate from 1972 through 1996. He is a director of General Electric Company, National Service Industries, Inc., Scientific-Atlanta, Inc. and Total System Services, Inc.

                Member of the Executive and Finance Committees of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                PAUL F. OREFFICE                          Director since 1985
[PHOTO]         Lake Tahoe, Nevada                        Age 69

                Mr. Oreffice retired as Chairman of the Board of Directors of The Dow Chemical Company in 1992, which position he had held for more than five years. He is a director of Ben-Abraham Technologies Inc., CIGNA Corporation and Northern Telecom Limited.

                Member of the Finance Committee and the Compensation Committee (including its Restricted Stock and Stock Option
                Subcommittees) and the Committee on Directors of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                JAMES B. WILLIAMS                         Director since 1979
[PHOTO]         Atlanta, Georgia                          Age 63

                Mr. Williams is Chairman of the Board of Directors and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, and has held these positions for more than the past five years. He is a director of Genuine Parts Company, Georgia-Pacific Corporation, Rollins, Inc., RPC, Inc. and Sonat Inc.

                Chairman of the Finance Committee and a member of the
                Executive Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                   INCUMBENT DIRECTORS -- TERM EXPIRING 1999
-------------------------------------------------------------------------------

                CATHLEEN P. BLACK                         Director since 1993
[PHOTO]         New York, New York                        Age 52

                Ms. Black has been President of the Hearst Magazines Division of The Hearst Corporation, a major media and communications company, since November 1995. Until that time she had served as President and Chief Executive Officer of Newspaper Association of America, a newspaper industry organization, since May 1991. She served as a Director of the Company from April 1990 to May 1991, and was again elected as a Director in October 1993. She is a director of International Business Machines Corporation.

                Member of the Audit and Public Issues Review Committees of the Board of Directors of the Company.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                WARREN E. BUFFETT                         Director since 1989
[PHOTO]         Omaha, Nebraska                           Age 66

                Mr. Buffett is Chairman of the Board of Directors and Chief Executive Officer of Berkshire Hathaway Inc., a diversified holding company, and has held these positions for more than the past five years. From August 1991 until June 1992, he assumed the additional positions of Interim Chairman of the Board and Interim Chief Executive Officer of both Salomon Inc and Salomon Brothers Inc. He remains a director of Salomon Inc and is also a director of The Gillette Company and The Washington Post Company.

                Member of the Audit and Finance Committees of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                M. DOUGLAS IVESTER                        Director since 1994
[PHOTO]         Atlanta, Georgia                          Age 49

                Mr. Ivester has been President, Chief Operating Officer and a Director of the Company since July 1994. He served as President of the North America Business Sector of the Company from September 1991 until elected to the positions of Executive Vice President and Principal Operating Officer/North America effective April 1993. He is Chairman of the Board of Directors of Coca-Cola Enterprises Inc. and a director of Georgia-Pacific Corporation.

                Member of the Executive Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                SUSAN B. KING                             Director since 1991
[PHOTO]         Durham, North Carolina                    Age 56

                Ms. King has been Leader in Residence, Hart Leadership Program, Duke University, a program for the development and advancement of leadership and management skills in the public and private sectors, since January 1995. She was Senior Vice President--Corporate Affairs of Corning Incorporated from March 1992 through April 1994, and served as President of Corning's Steuben Glass division from 1987 to March 1992. She is a director of Guidant Corporation.

                Member of the Compensation Committee (including its Restricted Stock and Stock Option Subcommittees) and the Public Issues Review Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                   INCUMBENT DIRECTORS -- TERM EXPIRING 1998
-------------------------------------------------------------------------------

[PHOTO]         HERBERT A. ALLEN                          Director since 1982
                New York, New York                        Age 56

                Mr. Allen is President, Chief Executive Officer and Managing Director of Allen & Company Incorporated, a privately held investment banking firm, and has held these positions for more than the past five years.

                Chairman of the Compensation Committee and a member of the Executive and Finance Committees of the Board of Directors of the Company.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                CHARLES W. DUNCAN, JR.                    Director since 1981
[PHOTO]         Houston, Texas                            Age 70

                Mr. Duncan is a private investor and has been a private investor for more than the past five years. He previously served as a Director of the Company from 1964 to 1977.
                Mr. Duncan is a director of American Express Company, Newfield Exploration Co., Inc., PanEnergy Corporation and United Technologies Corporation, and is a member of the International Advisory Board of Elf Aquitaine, Inc.

                Chairman of the Audit Committee and a member of the Executive Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------

                ROBERTO C. GOIZUETA                       Director since 1980
[PHOTO]         Atlanta, Georgia                          Age 65

                Mr. Goizueta is Chairman of the Board of Directors and Chief Executive Officer of the Company and has held these positions since March 1981. He is a director of Eastman Kodak Company, Ford Motor Company, Sonat Inc., SunTrust Banks, Inc., SunTrust Banks of Georgia, Inc. and SunTrust Bank, Atlanta.
-------------------------------------------------------------------------------

                JAMES D. ROBINSON III                     Director since 1975
[PHOTO]         New York, New York                        Age 61

                Mr. Robinson is Chairman and Chief Executive Officer of RRE Investors, LLC, a private venture investment firm, and President of J.D. Robinson Inc., a strategic advisory company. He is also Chairman of Violy, Byorum & Partners, LLC and Senior Advisor to Trust Company of the West. He previously served as Chairman, Chief Executive Officer and a director of American Express Company from 1977 to 1993. He is a director of Bristol-Myers Squibb Company, Cambridge Technology Partners, First Data Corporation and Union Pacific Corporation.

                Chairman of the Executive Committee of the Board of Directors of the Company.

                Chairman of the Committee on Directors and a member of the Public Issues Review Committee of the Board of Directors of
                the Company.
-------------------------------------------------------------------------------

                PETER V. UEBERROTH                        Director since 1986
[PHOTO]         Newport Beach, California                 Age 59

                Mr. Ueberroth has been an investor and Managing Director of The Contrarian Group, Inc., a management company, since 1989. He is a director of Ambassadors International, Inc., CB Commercial Real Estate Services Group, Inc., Candlewood Hotel Company, Inc., Doubletree Corporation and Transamerica Corporation.

                Member of the Audit Committee and the Compensation Committee (including its Restricted Stock Subcommittee) of the Board of Directors of the Company.
-------------------------------------------------------------------------------

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

  The following table sets forth information regarding beneficial ownership of the Company's Common Stock by each Director, the Company's five most highly compensated executive officers at year end and the Directors and executive officers of the Company as a group.

                                              AGGREGATE NUMBER     PERCENT OF
                                                 OF SHARES         OUTSTANDING
NAME                                         BENEFICIALLY OWNED      SHARES
----                                         ------------------    -----------
Herbert A. Allen............................      9,499,574/1/          *
Ronald W. Allen.............................          8,000             *
Cathleen P. Black...........................         10,200/2/          *
Warren E. Buffett...........................    200,000,000/3/         8.1%
Charles W. Duncan, Jr.......................      6,964,076/4/          *
Susan B. King...............................         12,000             *
Donald F. McHenry...........................         24,526/5/          *
Sam Nunn....................................          1,000             *
Paul F. Oreffice............................        108,800/6/          *
James D. Robinson III.......................         12,000/7/          *
Peter V. Ueberroth..........................         59,000/8/          *
James B. Williams...........................     90,497,362/9/         3.6%
Roberto C. Goizueta.........................     71,178,889/10/        2.9%
M. Douglas Ivester..........................      4,838,594/11/         *
E. Neville Isdell...........................        982,828/12/         *
Jack L. Stahl...............................      1,127,339/13/         *
Sergio S. Zyman.............................        498,249/14/         *
All Directors and Executive Officers as a
 Group (26 persons).........................    356,544,467/15/       14.3%

--------
  * Less than 1% of issued and outstanding shares of Common Stock of the Company.
  /1/ Includes 2,347,920 shares owned by Allen & Company Incorporated ("ACI"), 21,000 shares owned by Allen Capital International L.P. and 149,000 shares owned by Allen Capital L.P., each of which is an affiliate of ACI's parent company. Also includes 240,812 shares which represent Mr. Allen's children's interests in a partnership and 75,154 shares owned by his children; Mr. Allen has disclaimed beneficial ownership of all such shares. Does not include 200,000 shares held by ACI's pension plan, over which he does not have voting or investment power.
  /2/ Includes 10,000 shares jointly owned with Ms. Black's husband.
  /3/ Shares owned indirectly through subsidiaries of Berkshire Hathaway Inc., the capital stock of which is owned 38.8% by Mr. Buffett and three trusts of which he is trustee but in which he has no beneficial interest and 3.0% by his wife.
  /4/ Includes 5,749,844 shares held as community property with Mr. Duncan's wife, 85,152 shares owned by his wife, 304,776 shares owned by a partnership of which he is a general partner and 336,000 shares owned by a trust of which he is one of three trustees. Does not include 24,000 shares owned by a foundation of which he is one of five directors and as to which he disclaims beneficial ownership.
  /5/ Includes 400 shares owned by Mr. McHenry's grandchildren.
  /6/ Includes 800 shares owned by Mr. Oreffice's wife.
  /7/ Does not include 4,626,900 shares owned by two trusts of which Mr. Robinson is a beneficiary.
  /8/ Includes 22,000 shares owned by a trust of which Mr. Ueberroth is one of two trustees and a beneficiary, 10,000 shares owned by his wife and 6,000 shares held by a foundation of which he is one of six directors.
  /9/ Includes 55,258,322 shares owned by three foundations of which Mr. Williams is, in all cases, one of five trustees, and 35,189,040 shares owned by a foundation of which he is one of five trustees, another of whom is Mr. Goizueta.

  /10/ Includes 369,220 shares credited to Mr. Goizueta's accounts under The Coca-Cola Company Thrift Plan, 11,232,000 shares which are subject to transfer restrictions, 35,189,040 shares owned by a foundation of which he is one of five trustees, another of whom is Mr. Williams, and 15,868,910 shares owned by a foundation of which he is one of three trustees. Also includes 3,133,319 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1997.
  /11/ Includes 101,930 shares credited to Mr. Ivester's accounts under The Coca-Cola Company Thrift Plan and 1,550,000 shares which are subject to transfer restrictions. Also includes 2,666,024 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1997.
  /12/ Includes 3,433 shares credited to Mr. Isdell's accounts under The Coca-Cola Company Thrift Plan, 305,000 shares which are subject to transfer restrictions and 1,200 shares owned by his daughter. Also includes 644,999 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1997.
  /13/ Includes 37,234 shares credited to Mr. Stahl's accounts under The Coca-Cola Company Thrift Plan, 366,000 shares which are subject to transfer restrictions, 46,068 shares owned by his wife and 2,838 shares owned by his children. Does not include 3,200 shares owned by a trust of which he is a beneficiary. Also includes 587,999 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1997.
  /14/ Includes 2,197 shares credited to Mr. Zyman's accounts under The Coca-Cola Company Thrift Plan, 150,000 shares which are subject to transfer restrictions and 8,840 shares owned by his daughters. Also includes 269,498 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1997.
  /15/ Includes 9,739,222 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1997.

PRINCIPAL SHARE OWNERS

  Set forth in the table below is information as of February 21, 1997 (except as otherwise noted) with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding stock:

                                          NUMBER OF SHARES                    PERCENT
   NAME AND ADDRESS                      BENEFICIALLY OWNED                   OF CLASS
   ----------------                      ------------------                   --------
   Berkshire Hathaway Inc. /1/              200,000,000                         8.1%
    1440 Kiewit Plaza
    Omaha, Nebraska 68131
   SunTrust Banks, Inc. /2/                 217,326,174                         8.8%
    303 Peachtree Street
    Atlanta, Georgia 30308

--------
  /1/ Berkshire Hathaway Inc., a diversified holding company, has informed the Company that certain of its subsidiaries hold an aggregate of 200,000,000 shares of the Company's Common Stock. The capital stock of Berkshire Hathaway Inc. is beneficially owned 38.8% by Warren E. Buffett and three trusts of which he is a trustee but in which he has no beneficial interest and 3.0% by his wife. All of such shares of the Company are included in the share ownership of Mr. Buffett disclosed in the table of beneficial ownership of securities above.
  /2/ SunTrust Banks, Inc. ("SunTrust"), a bank holding company, has informed the Company that, as of December 31, 1996, certain subsidiaries of SunTrust held either individually or in various fiduciary and agency capacities an aggregate of 217,326,174 shares, of which 169,059,678 shares, or 6.8%, of the Company's Common Stock are held in various fiduciary and agency capacities as to which SunTrust and certain of its subsidiaries may be deemed beneficial owners, but as to which SunTrust and such subsidiaries disclaim any beneficial interest. SunTrust Bank, Atlanta owns individually 25,373,952 shares of the Company's Common

Stock, SunTrust Banks of Georgia, Inc. owns individually 12,212,544 shares of the Company's Common Stock and Preferred Surety Corporation, a direct subsidiary of SunTrust Banks of Georgia, Inc. and an indirect subsidiary of SunTrust, owns individually 10,680,000 shares of the Company's Common Stock as to which SunTrust may be deemed a beneficial owner. Of the shares held in fiduciary or agency capacities, such subsidiaries of SunTrust have sole voting power with respect to 81,182,802 shares, shared voting power with respect to 45,169,192 shares, sole investment power with respect to 51,064,581 shares and shared investment power with respect to 74,907,416 shares. As to the shares described above, SunTrust has further informed the Company that 160,854,930 of such shares, or 6.5%, of the Company's Common Stock are held in various fiduciary and agency capacities by SunTrust Bank, Atlanta, which is a direct subsidiary of SunTrust Banks of Georgia, Inc. and an indirect subsidiary of SunTrust. Also, of such shares held in fiduciary and agency capacities, 39,772,691 shares of the Company's Common Stock are held by SunTrust Bank, Atlanta, as Trustee under The Coca-Cola Company Thrift Plan, a portion of which is included in the share ownership of the executive officers disclosed in the table of beneficial ownership of securities above.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS AND COMPENSATION OF DIRECTORS

  In accordance with the By-Laws of the Company, the Board of Directors has established an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee, a Committee on Directors and a Public Issues Review Committee. The members of these Committees are indicated on pages 2 through 5 of this Proxy Statement.

  The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except, to the extent prohibited by law, amending the By-Laws of the Company or adopting or recommending to the share owners of the Company any matter required by the Delaware General Corporation Law to be submitted to share owners for approval. The Executive Committee did not meet in 1996.

  The Finance Committee, which is composed entirely of outside Directors, reviews and recommends to the Board of Directors the policies of the Company formulated by management with respect to the financial affairs and accounting policies of the Company. The Finance Committee has oversight of the budget and of all of the financial operations of the Company. The Finance Committee met five times in 1996.

  The Audit Committee, which is composed entirely of outside Directors, recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. The Audit Committee met three times in 1996.

  The Compensation Committee, which is composed entirely of outside Directors, reviews and approves all salary arrangements and other remuneration for officers of the Company. It or its subcommittees also are responsible for review of certain benefit plans and for administration of the Stock Option Plans, the Long Term Performance Incentive Plan, the Executive Performance Incentive Plan and the Restricted Stock Award Plans. The Compensation Committee met four times in 1996 and the Restricted Stock and Stock Option Subcommittees each met once.

  The Committee on Directors, which is composed entirely of outside Directors, recommends to the Board of Directors candidates for election to the Board of Directors and reviews matters relating to potential conflicts of interest and Directors' fees and retainers. The Committee on Directors will consider recommendations for nominees for directorships submitted by share owners. The Committee on Directors met three times in 1996.

  The Public Issues Review Committee, which is composed entirely of outside Directors, reviews Company policy and practice relating to significant public issues of concern to share owners, the Company, the business community and the general public. The Public Issues Review Committee met once in 1996.

  In 1996, the Board of Directors held seven meetings and Committees of the Board of Directors held a total of 16 meetings. Overall attendance at such meetings was 96%. All of the Directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during 1996.

  Officers of the Company who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Nonmanagement Directors receive a retainer fee of $50,000 per annum, $1,500 for each Board meeting attended and $1,500 for each Committee meeting attended. The chairman of each Committee receives an additional retainer fee of $5,000 per annum. Nonmanagement Directors may elect to defer receipt of all or part of their annual retainer fee until a date or dates no earlier than the year following the year in which their service as a Director terminates.

  In addition, the Company provides certain insurance and retirement benefits to members of the Board of Directors who are not employees of the Company, including $30,000 term life insurance for each Director, $100,000 group accidental death and dismemberment insurance and $200,000 group travel accident insurance coverage while traveling on Company business. Health and dental coverage is also provided. Costs to the Company for all such benefits for 1996 totaled $35,277. The Directors' Retirement Plan, as amended, provides that all Directors who are not employees of the Company and who, upon their retirement from the Board of Directors, (i) have served at least five years on the Board of Directors, and (ii) are at least 55 years old on the date of such retirement, shall be entitled to an annual retirement benefit equal to the annual retainer then payable to the Directors. Such retirement benefit will be paid to the retired Director or his or her surviving spouse for a period of time not to exceed the retired Director's total number of years of service on the Board of Directors or the retired Director may elect, no less than one year prior to retirement, to receive a lump sum payment upon retirement or pre-retirement death.

  In 1996, the Company entered into a one-year agreement with The IRC Group, Inc. ("IRC"), a company of which Donald F. McHenry, a Director of the Company, is President and a principal owner. Under this agreement, IRC provides consulting services to the Company on international affairs and business activities and is paid $185,000. The Company contemplates utilizing the services of and paying a similar amount to IRC in 1997.

CERTAIN TRANSACTIONS

  James B. Williams, a Director of the Company, is Chairman of the Board and Chief Executive Officer of SunTrust. Subsidiary banks of SunTrust engage in ordinary course of business banking transactions with the Company and its subsidiaries, including the making of loans on customary terms, for which fees of approximately $279,000 were paid in 1996. SunTrust Bank, Atlanta, a subsidiary of SunTrust, has extended a line of credit to the Company, averaging $75 million in 1996, for which it received fees of $55,000 for such period. SunTrust Bank, Atlanta also holds in its portfolio equipment leases pursuant to which the Company paid approximately $193,000 in 1996 for the lease of trailers used to haul syrup. A SunTrust subsidiary leases office space in a building owned by a Company subsidiary and located at 711 Fifth Avenue, New York, New York. A new lease became effective in May 1996, expanding the tenant's space to 7,353 rentable square feet for a term of ten years, through June 2006. In 1996, the Company subsidiary was paid approximately $103,000, and will be paid an estimated $201,000 in 1997 and escalating payments in future years, under the new lease. In the opinion of management, the terms of such banking and credit arrangements and lease are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

  Warren E. Buffett, a Director of the Company, is Chairman of the Board of Directors, Chief Executive Officer and the major share owner of Berkshire Hathaway Inc. ("Berkshire Hathaway"). In 1996, the Company paid approximately $221,000 to a subsidiary of Berkshire Hathaway for leased office space. Berkshire Hathaway also holds a significant equity interest in American Express Company and in USAir Group, Inc. In 1996, the Company paid approximately $123,000 in interest payments to a banking subsidiary of American Express Company and also paid fees for credit card memberships and other services in the ordinary course of business to subsidiaries of that company. Also, the Company paid $701,000 to USAir Group, Inc. under marketing incentive arrangements in 1996.

  Sam Nunn, who was elected to the Board of Directors on January 3, 1997, became a partner of the law firm of King & Spalding on that same date. King & Spalding rendered legal services to the Company and its subsidiaries in 1996 and is expected to render services in 1997.

  See "Committees of the Board of Directors; Meetings and Compensation of Directors" on pages 8 and 9 and "Compensation Committee Interlocks and Insider Participation" on page 23.

                            EXECUTIVE COMPENSATION

  The following tables and narrative text discuss the compensation paid in 1996 and the two prior fiscal years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                              --------------------------------------
                                                                            SECURITIES
                                                                            UNDERLYING                   ALL
                                ANNUAL COMPENSATION           RESTRICTED     OPTIONS/                   OTHER
                             -----------------------------      STOCK          SAR           LTIP      COMPEN-
NAME AND PRINCIPAL POSITION  YEAR   SALARY        BONUS       AWARDS/6/     AWARDS(#)     PAYOUTS/9/  SATION/10/
---------------------------  ---- ----------    ----------    ----------    ----------    ----------  ----------
Roberto C. Goizueta          1996 $1,713,333/3/ $3,500,000/5/ $        0            0     $1,848,054   $187,640
 Chairman of the Board       1995  1,680,000/3/  3,200,000/5/          0    2,000,000/8/   1,463,616    176,446
 and Chief Executive         1994  1,548,167/3/  2,823,000/5/          0            0      1,463,616    150,522
 Officer
M. Douglas Ivester/1/        1996    725,000     1,200,000/5/  7,387,500/7/         0        797,877     85,530
 President and Chief         1995    646,250     1,000,000/5/          0      500,000/8/     574,560     67,287
 Operating Officer           1994    567,500       600,000/5/          0      500,000/8/     522,288     50,337
Jack L. Stahl/2/             1996    422,000       300,000/5/          0       90,000        659,547     54,356
 Senior Vice President       1995    401,583       290,000/5/          0      120,000/8/     522,288     49,302
                             1994    400,140/4/    260,000/5/          0      120,000/8/     522,288     36,527
Sergio S. Zyman              1996    390,000       300,000/5/    985,000/7/    85,000        440,568     47,740
 Senior Vice President       1995    370,000       270,000/5/  1,435,000/7/   100,000/8/     338,976     43,087
                             1994    348,333       235,000/5/    759,375/7/   150,000/8/     332,640     24,857
E. Neville Isdell            1996    387,500       270,000/5/          0       85,000        440,568     29,804
 Senior Vice President       1995    372,625       267,000/5/  1,076,250/7/    80,000/8/     348,864     28,075
                             1994    350,814/4/    245,000/5/          0       66,000/8/     348,864     23,167

--------
  /1/ Compensation for the first 6 1/2 months of 1994 reflects service in position as Principal Operating Officer of the Company's North America Business Sector. Compensation for the last 5 1/2 months of 1994 reflects service in new position as President and Chief Operating Officer.

  /2/ Compensation for 1994 reflects 5 1/2 months of service in new position as President of the Company's Coca-Cola USA Division.

  /3/ Includes $180,000 in deferred compensation. The Company credits $15,000 monthly to a deferred account for Mr. Goizueta on the Company's books. Amounts credited to the account plus interest thereon will be paid to him in ten annual installments, commencing one year after termination of his employment with the Company. In the event of Mr. Goizueta's disability or death prior to payment of all amounts deferred under this agreement, the balance will be paid to Mr. Goizueta or his beneficiary.

  /4/ Includes director's fees of approximately U.S.$13,140 paid to Mr. Stahl and approximately U.S.$26,814 paid to Mr. Isdell in 1994 by Coca-Cola Amatil Limited, in which the Company then held a temporary majority interest. The Company played no role in the determination or authorization of such fees.

  /5/ Under the Executive Performance Incentive Plan approved by the share owners of the Company in 1994, cash awards are made to participants based upon the individual's contributions to the improvement of operating results, growth, profitability and efficient operation of the Company. Awards are paid to participants annually during the year following the Executive Performance Incentive Plan year after certification of performance goals. In the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, pro-rated to reflect the number of months a participant was employed in the plan year. Under this plan, awards for 1996 were made as follows: $2,587,000 to Mr. Goizueta, $706,000 to Mr. Ivester, $265,000 to Mr. Stahl, $235,000 to Mr. Zyman and $228,000 to Mr. Isdell. In consideration of the contributions of each executive officer, the Compensation Committee also granted discretionary awards for 1996 as follows: $913,000 to Mr. Goizueta, $494,000 to Mr. Ivester, $35,000 to Mr. Stahl, $65,000 to Mr. Zyman and $42,000 to Mr. Isdell.

  /6/ Share owners should be aware that the Company's restriction periods are significantly longer than those customarily found in restricted stock award plans. For example, restrictions on one named executive officer's first award under the 1983 Restricted Stock Award Plan will not lapse, assuming he does not die or become disabled and that no change in control occurs, for a minimum of 22 years and a maximum of 32 years from the date of grant.

  Under the 1983 Restricted Stock Award Plan, restrictions on awards granted prior to 1991 lapse when the recipient retires, becomes disabled or dies, or upon a change in control. Currently, restrictions on awards granted in and after 1991 pursuant to the 1983 Restricted Stock Award Plan and awards granted pursuant to the 1989 Restricted Stock Award Plan lapse when the recipient retires at or after age 62 on a date which is at least five years from the award date, becomes disabled or dies, or upon a change in control. Restrictions on the award granted under the 1982 Restricted Stock Award Agreement between the Company and Mr. Goizueta lapse when he retires, becomes disabled or dies, or upon a change in control.

  The shares awarded under these plans have been adjusted, as necessary, to reflect the 2-for-1 stock split that occurred on May 1, 1996, the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986. Under these plans, Mr. Goizueta was originally awarded 1,468,000 shares, which, adjusted for such stock splits, at the end of 1996 aggregated 11,232,000 shares (value at year end equaled $591,084,000, which is 669% of the value at grant dates); for Mr. Ivester, originally awarded 289,000 shares, which, adjusted for such stock splits, at the end of 1996 aggregated 1,550,000 shares (value at year end equaled $81,568,750, which is 575% of the value at grant dates); for Mr. Stahl, originally awarded 72,000 shares, which, adjusted for such stock splits, at the end of 1996 aggregated 366,000 shares (value at year end equaled $19,260,750, which is 462% of the value at grant dates); for Mr. Zyman, originally awarded 85,000 shares, which, adjusted for such stock splits, at the end of 1996 aggregated 150,000 shares (value at year end equaled $7,893,750, which is 176% of the value at grant dates); and for Mr. Isdell, originally awarded 70,000 shares, which, adjusted for such stock splits, at the end of 1996 aggregated 305,000 shares (value at year end equaled $16,050,625, which is 410% of the value at grant dates). The restricted stock was awarded pursuant to the 1982 Restricted Stock Award Agreement, the 1983 Restricted Stock Award Plan and the 1989 Restricted Stock Award Plan.

  Dividends on all stock awards are paid at the same rate as paid to all share owners. The 1983 Restricted Stock Award Plan and the 1982 Restricted Stock Award Agreement provide for the Company to make cash payments to recipients of awards made pursuant to these plans in amounts equal to the recipients' income tax liability on these awards when the restrictions lapse. Receipt of these cash payments also causes recipients to incur income tax liability, but no cash payments are made to the recipients to offset this liability. No cash payments for reimbursement of any income tax liability are provided under the 1989 Restricted Stock Award Plan.

  /7/ These restricted stock awards were made pursuant to the 1989 Restricted Stock Award Plan. Thus, as was discussed in footnote 6, all income taxes resulting from these awards are the responsibility of the recipient.

  /8/ Adjusted for the 2-for-1 stock split that occurred on May 1, 1996.

  /9/ Includes the entire amounts of the awards for the three-year periods ending December 31, 1996, 1995 and 1994, respectively, although one-half of each such amount is subject to forfeiture if the recipient leaves the employ of the Company prior to December 31, 1998, and December 31, 1997, respectively, except by reason of retirement, death or disability or unless pursuant to a change in control. Mr. Zyman's awards for 1994 and 1995 reflect theoretical participation and are meant to reimburse him for loss of income incurred upon joining the Company.

  /10/ For 1996, includes: for Mr. Goizueta: $4,500 contributed by the
Company to The Coca-Cola Company Thrift Plan (the "Thrift Plan", described below), $180,166 accrued under The Coca-Cola Company Supplemental Benefit Plan (the "Supplemental Plan", described below), and $2,974 in above-market interest credited on amounts deferred under the Company's 1986 Compensation Deferral and Investment Program (the "CDIP", described below); for Mr.
Ivester: $4,500 contributed by the Company to the Thrift Plan, $63,259 accrued under the Supplemental Plan, and $17,771 in above-market interest credited on amounts deferred under the CDIP; for Mr. Stahl: $4,500 contributed by the Company to the Thrift Plan, $32,085 accrued under the Supplemental Plan, and $17,771 in above-market interest credited on amounts deferred under the CDIP; for Mr. Zyman: $4,500 contributed by the Company to the Thrift Plan, $25,469 accrued under the Supplemental Plan, and $17,771 in above-market interest credited on amounts deferred under the CDIP; and for Mr. Isdell: $4,500 contributed by the Company to the Thrift Plan and $25,304 accrued under the Supplemental Plan.

  The Thrift Plan is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. The Company contributes to each participant's account maintained under the Thrift Plan an amount of Company stock equal to 100% of the participant's contributions to the Thrift Plan but not more than 3% of (a) the participant's earnings or (b) $150,000 for 1996, whichever is lower.

  The Supplemental Plan provides a benefit to any eligible individual for whom the 3% matching contribution would otherwise be in excess of the maximum permitted under the Thrift Plan. The difference between the theoretical Company matching contribution under the Thrift Plan for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of Common Stock of the Company which would have been purchased for the participant's account in the absence of the IRS limitation on participant earnings of $150,000 for 1996. The value of the accumulated theoretical shares, including dividends, is paid in cash to the individual at termination of employment. A participant will forfeit all rights to future benefits under the Supplemental Plan if the participant engages in competition with the Company following termination of employment.

  The CDIP, as amended, permitted salaried employees of the Company and certain of its subsidiaries whose base annual salary was at least $50,000, to defer, on a one-time basis, up to $50,000 of the compensation earned between May 1986 and April 1987. Amounts deferred have historically been credited with an annual compound interest rate of at least 16%. The rate for the period from May 1996 through April 1997 is 16.0%. At enrollment, each participant elected a method of distribution either (a) as a level annuity payable from the date of retirement until attainment of age 80, or (b) split between pre-retirement payments commencing no earlier than 1993 and a level annuity payable from the date of retirement until attainment of age 80. Participants are allowed to make a one-time election to defer the commencement of monthly annuity payments until the earlier of age 65 or death. This election is, generally, only effective if the participant terminates employment at least one year after making the election and after reaching early retirement age under the Company's pension plan. If a participant terminates employment prior to early retirement age, the amounts credited, generally, will be paid out in a lump sum in cash when the participant no longer is an employee of the Company or of any participating subsidiary.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
                 ---------------------------------------------
                                % OF
                                TOTAL                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                              OPTIONS/                               ANNUAL RATES OF STOCK PRICE APPRECIATION
                  NUMBER OF     SARS                                        FOR OPTION TERM (10 YEARS)*
                  SECURITIES   GRANTED                         --------------------------------------------------------
                  UNDERLYING     TO     EXERCISE                          5%                            10%
                 OPTIONS/SARS EMPLOYEES  OR BASE               -------------------------    ---------------------------
                   GRANTED    IN FISCAL   PRICE     EXPIRATION PRICE PER    AGGREGATE       PRICE PER     AGGREGATE
NAME                 (#)        YEAR    ($/SHARE)      DATE      SHARE        VALUE           SHARE         VALUE
----             ------------ --------- ---------   ---------- --------- ---------------    ---------- ----------------
Roberto C.
 Goizueta                0       --         --             --        --              --            --               --
M. Douglas
 Ivester                 0       --         --             --        --              --            --               --
Jack L. Stahl       90,000/1/     .6%    48.875/1/  10/16/2006 $79.66625      $2,771,213/2/ $126.58625       $6,994,013/2/
Sergio S. Zyman     85,000/1/     .6%    48.875/1/  10/16/2006  79.66625       2,617,256/2/  126.58625        6,605,456/2/
E. Neville
 Isdell             85,000/1/     .6%    48.875/1/  10/16/2006  79.66625       2,617,256/2/  126.58625        6,605,456/2/
All Share Owners as a Group                                    $79.66625 $76,392,873,987/2/ $126.58625 $192,801,062,919/2/
Named executives' portion of assumed value gained by all
 share owners                                                  $79.66625           .0001    $126.58625            .0001

--------
  * The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

  It is important to note that options have value to the listed executives and to all option recipients only if the stock price advances beyond the grant date price shown in the table during the effective option period.

  /1/ These awards were made pursuant to the 1991 Stock Option Plan. Under this plan, the option price must be not less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. The fair market value of a share of the Company's Common Stock is the average of the high and low market prices at which a share of stock was sold on the date of grant. These stock options may not be exercised during the first twelve months after the date of grant. Thereafter, these options may be exercised only to the extent of a fraction, the numerator of which is the number of whole months from the date of grant and the denominator of which is thirty-six. All unexercisable stock options granted pursuant to the plan become exercisable upon an optionee's retirement, death or disability or upon a change in control. The plan allows shares of Common Stock of the Company to be used to satisfy any resulting Federal, state and local tax liabilities, but does not provide for a cash payment by the Company for income taxes payable as a result of the exercise of a stock option award. This plan is the same in all material respects as the 1983 Stock Option Plan and the 1987 Stock Option Plan, except that this plan was amended in 1995, with share owner approval, to permit that options granted after February 15, 1995, which are held by persons who become disabled while employed or within six months after leaving the employ of the Company or who retire, retain the exercise period originally provided in the option grant.

  /2/ Not discounted to present value. Using a discount rate of 11%, which approximates the Company's cost of capital, the present value of the assumed potential realizable value of Mr. Stahl's award is $975,978 at a 5% annual rate of stock price appreciation and $2,463,183 at a 10% annual rate of stock price appreciation; of Mr. Zyman's award is $921,757 at a 5% annual rate of stock price appreciation and $2,326,339 at a 10% annual rate of stock price appreciation; and of Mr. Isdell's award is $921,757 at a 5% annual rate of stock price appreciation and $2,326,339 at a 10% annual rate of stock price appreciation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES/1/

                                                          NUMBER OF    VALUE OF UNEXERCISED
                                                         SECURITIES        IN-THE-MONEY
                                                         UNDERLYING        OPTIONS/SARS
                                                         UNEXERCISED      AT FY-END ($)
                                                       OPTIONS/SARS AT      (BASED ON
                                                         FY-END (#)     $52.625 PER SHARE)
                     SHARES ACQUIRED                    EXERCISABLE/       EXERCISABLE/
NAME                   ON EXERCISE   VALUE REALIZED/2/  UNEXERCISABLE     UNEXERCISABLE
----                 --------------- ----------------- --------------- --------------------
Roberto C. Goizueta      200,000        $ 9,009,374/3/    2,911,079/       $112,864,156/
                                                            888,921          21,195,210
M. Douglas Ivester       281,000         11,863,469/4/    2,554,914/         91,764,447/
                                                            444,446           8,979,215
Jack L. Stahl             48,000          1,757,250/5/      561,332/         20,711,595/
                                                            196,668           2,492,530
Sergio S. Zyman            7,500            194,766/6/      241,720/          6,516,065/
                                                            187,780           2,493,107
E. Neville Isdell            --                 --          628,777/         26,435,596/
                                                            152,223           1,649,465

--------
  /1/ The share numbers, and market and exercise prices have been adjusted, as necessary, for the 2-for-1 stock split that occurred on May 1, 1996, the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986.

  /2/ An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold. Mr. Goizueta has not sold any shares of Company Common Stock in more than 20 years.

  /3/ The exercise price of the stock option was $4.64063, which is equal to the fair market value of a share of the Company's Common Stock on the date of grant, which was July 21, 1988.

  /4/ The exercise price of the stock option was $4.84375, which is equal to the fair market value of a share of the Company's Common Stock on the date of grant, which was October 16, 1986.

  /5/ The exercise prices of the stock options were $4.84375 for 24,000 shares and $4.4375 for 24,000 shares. The exercise prices are equal to the fair market value of a share of the Company's Common Stock on the grant dates, which were October 16, 1986 and October 20, 1987, respectively.

  /6/ The exercise price of the stock option was $21.90625, which is equal to the fair market value of a share of the Company's Common Stock on the date of grant, which was October 21, 1993.

          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR/1/

                                    PERFORMANCE    ESTIMATED FUTURE PAYOUTS/2/
                       NUMBER OF     OR OTHER        UNDER NON-STOCK PRICE-
                     SHARES, UNITS PERIOD UNTIL            BASED PLANS
                       OR OTHER    MATURATION OR -------------------------------
NAME                    RIGHTS        PAYOUT     THRESHOLD   TARGET    MAXIMUM
----                 ------------- ------------- --------- ---------- ----------
Roberto C. Goizueta    1,375,000      3 years    $343,750  $1,375,000 $2,406,250
M. Douglas Ivester       780,000      3 years     195,000     780,000  1,365,000
Jack L. Stahl            477,000      3 years     119,250     477,000    834,750
Sergio S. Zyman          391,000      3 years      97,750     391,000    684,250
E. Neville Isdell        477,000      3 years     119,250     477,000    834,750

--------
  /1/ Effective January 1, 1982, and as amended and approved in 1994 by share owners of the Company, the Company has established a Long Term Performance Incentive Plan. The Compensation Committee, which administers the plan, awards incentive compensation to certain executive and senior officers of the Company. The Committee determines a base for each participant, calculated on the participant's salary grade midpoint and level of responsibility, for a three-year plan period, which base cannot be increased for that period. The Committee also sets a matrix which contains the target levels for the two performance measures: "Growth in Unit Case Sales" and "Growth in Economic Profit". Actual awards are determined after the end of the three-year period and range from 0% to 175% of the participant's base. The plan is not based on the price of the Company's Common Stock. Subject to continued employment of the participant, unless death, disability or retirement occurs, one-half of each award earned is paid at the close of each three-year performance period. Payment of the other half of each award, the "Restricted Award", is deferred for two years and is subject to forfeiture if the participant's employment with the Company terminates for any reason other than death, disability, retirement or a change in control of the Company in such two-year period. The participant is entitled to accrue interest on the Restricted Award during such two-year period, calculated at rates not in excess of prevailing market interest rates. Upon a change in control of the Company, all awards or portions of awards earned up until such date become fully vested and payable, and additional payments will be made in an amount equal to the participant's liability for any taxes attributable to such payments.

  /2/ The threshold amount is equal to .25 times the targeted payout, and if actual Company performance falls below certain parameters, no payouts are made. The target amount is earned if specified performance targets are achieved. The maximum amount that can be earned is 1.75 times the targeted amount.

                              PENSION PLAN TABLE

  ASSUMED AVERAGE ANNUAL                      YEARS OF CREDITED SERVICE WITH THE COMPANY
COMPENSATION FOR FIVE-YEAR   ----------------------------------------------------------------------------
PERIOD PRECEDING RETIREMENT   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS   45 YEARS
---------------------------  ---------- ---------- ---------- ---------- ---------- ---------- ----------
        $  500,000           $  175,000 $  200,000 $  225,000 $  250,000 $  275,000 $  294,889 $  331,139
         1,000,000              350,000    400,000    450,000    500,000    550,000    593,639    666,139
         1,500,000              525,000    600,000    675,000    750,000    825,000    892,389  1,001,139
         2,000,000              700,000    800,000    900,000  1,000,000  1,100,000  1,191,139  1,336,139
         2,500,000              875,000  1,000,000  1,125,000  1,250,000  1,375,000  1,489,889  1,671,139
         3,000,000            1,050,000  1,200,000  1,350,000  1,500,000  1,650,000  1,788,639  2,006,139
         3,500,000            1,225,000  1,400,000  1,575,000  1,750,000  1,925,000  2,087,389  2,341,139
         4,000,000            1,400,000  1,600,000  1,800,000  2,000,000  2,200,000  2,386,139  2,676,139
         4,500,000            1,575,000  1,800,000  2,025,000  2,250,000  2,475,000  2,684,889  3,011,139
         5,000,000            1,750,000  2,000,000  2,250,000  2,500,000  2,750,000  2,983,639  3,346,139
         5,500,000            1,925,000  2,200,000  2,475,000  2,750,000  3,025,000  3,282,389  3,681,139
         6,000,000            2,100,000  2,400,000  2,700,000  3,000,000  3,300,000  3,581,139  4,016,139
         6,500,000            2,275,000  2,600,000  2,925,000  3,250,000  3,575,000  3,879,889  4,351,139
         7,000,000            2,450,000  2,800,000  3,150,000  3,500,000  3,850,000  4,178,639  4,686,139
         7,500,000            2,625,000  3,000,000  3,375,000  3,750,000  4,125,000  4,477,389  5,021,139
         8,000,000            2,800,000  3,200,000  3,600,000  4,000,000  4,400,000  4,776,139  5,356,139
         8,500,000            2,975,000  3,400,000  3,825,000  4,250,000  4,675,000  5,074,889  5,691,139

  This table sets forth the annual retirement benefits payable under the Employee Retirement Plan of The Coca-Cola Company (the "Retirement Plan", described below), the retirement portion of the Supplemental Plan and The Coca-Cola Company Key Executive Retirement Plan (the "Key Executive Plan", described below) upon retirement at age 65 or later based on an employee's assumed average annual compensation for the five-year period preceding retirement and assuming actual retirement on January 1, 1997. The benefits listed in the table are not subject to any reduction for Social Security or other offset amounts.

  Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in the Summary Compensation Table. Awards under the Long Term Performance Incentive Plan are also included in the computation of benefits under the Retirement Plan, the Key Executive Plan and the Supplemental Plan. Company contributions received under the Company's Thrift Plan and Supplemental Plan are not included in the calculation of the named executive's compensation for purposes of the pension benefit.

  The Retirement Plan is a tax-qualified defined benefit plan and, subject to certain maximum and minimum provisions, bases pension benefits on a percentage of (a) the employee's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last eleven years of credited service) or (b) $150,000 for 1996 (the limit set by the Internal Revenue Code of 1986), whichever is lower, times the employee's years of credited service. Age requirements for early retirement and benefit reductions for early retirement are reduced for participants who terminate for any reason within two years after a change in control. The term "compensation" includes salary, overtime, commissions and performance incentive awards of the participants.

  The Supplemental Plan also provides a benefit to eligible persons whenever 100% of their pension benefits under the Retirement Plan are not permitted to be funded or paid through that plan because of limits imposed by the Internal Revenue Code of 1986, which limitations include a maximum annual benefit at age 65 of $120,000 in 1996. If a participant terminates employment before early retirement age (for any reason other than death), the participant will forfeit the portion of the Supplemental Plan pension benefit attributable to credited service after December 31, 1993, unless the Compensation Committee of the Board of Directors otherwise expressly elects. In addition, a participant will forfeit all rights to future pension benefits under the Supplemental Plan if the participant engages in competition with the Company following termination of employment. If a participant is entitled to a pension benefit from the Retirement Plan because of termination of employment for any reason within two years subsequent to a change in control, then the change in control provisions in the Retirement Plan will apply to the calculation of the participant's pension benefit under the Supplemental Plan. These vested benefits are payable on termination of employment.

  The Key Executive Plan provides certain executive and other key senior officers of the Company annually, upon retirement, 20% of the average pay, including awards pursuant to the Long Term Performance Incentive Plan, for the five highest consecutive years out of the employee's last eleven years of credited service, increased 1% for each year of vested service with the Company up to a maximum of 35 years (i.e., up to 55%). The amount any participant will receive under the Key Executive Plan will be reduced, dollar for dollar, by amounts payable under the Retirement Plan. Eligibility for early retirement benefits under the Key Executive Plan commences when the participant has completed ten years of service with the Company and is 55 years old, or when the participant reaches age 60. Normal retirement benefits may commence when the participant reaches age 65. If a participant should die prior to retirement, his or her surviving spouse will receive accrued benefits under the Key Executive Plan, less any other survivor income benefits payable under the Retirement Plan. These vested benefits are payable on termination of employment. There is also a benefit to a participant's surviving spouse if the participant dies after retirement. A participant will forfeit all rights to future benefits under the Key Executive Plan if the participant engages in competition with the Company following termination of employment. In the event of a change in control, all benefits accrued to participants would immediately vest and, if a participant's employment terminates within two years after a change in control, his or her benefits would be paid in cash in a lump sum. In certain cases, such benefits are calculated assuming continuation of employment to the first date on which the employee would have satisfied the eligibility requirements with assumed increases of 8% per annum in covered compensation. Also in such event, the Company will pay the employee an additional amount equal to the liability, if any, under Section 4999 of the Internal Revenue Code of 1986 attributable to lump sum payments under the Key Executive Plan.

  The respective years of credited service as of December 31, 1996, for the persons named in the Summary Compensation Table are as follows: Mr. Goizueta,
42.5 years; Mr. Ivester, 17.2 years; Mr. Stahl, 17.5 years; Mr. Zyman, 11.7 years; and Mr. Isdell, 29.2 years.

  As reported in previous Proxy Statements, the Company entered into an Incentive Unit Agreement with Mr. Goizueta in 1988. Each Incentive Unit is equal to the market value of one share of the Company's Common Stock, and is payable, in cash, upon the recipient's death, retirement or disability or upon a change in control of the Company. Dividends are not paid on Incentive Units. The Incentive Unit Agreement provides for the Company to make a cash payment to the recipient of the award made pursuant to this agreement in an amount equal to the recipient's income tax liability on this award when the restrictions lapse. Receipt of this cash payment also causes the recipient to incur income tax liability, but no cash payment is made to the recipient to offset this liability. Under this agreement, 1,600,000 Incentive Units were awarded to Mr. Goizueta. The units awarded under this agreement have been adjusted to reflect the 2-for-1 stock split that occurred on May 1, 1996, the 2-for-1 stock split that occurred on May 1, 1992, and the 2-for-1 stock split that occurred on May 1, 1990. The award was made in 1988 and no further award can be made pursuant to this agreement.

  As reported in previous Proxy Statements, the Company entered into a Performance Unit Agreement with Mr. Goizueta in 1985. Pursuant to this agreement, Mr. Goizueta received 2,880,000 Performance Units. The value of each Performance Unit is equal to the increase in the market value of a share of the Company's Common Stock over $2.57813, the price of a share of the Company's Common Stock on January 2, 1985. The number of Performance Units and the base price thereof reflect adjustments for the 2-for-1 stock split that occurred on May 1, 1996, the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986. The value of the Performance Units will be determined and paid in cash as of the date of the recipient's death, disability or retirement, or upon a change in control of the Company. The award was made in 1985 and no further award can be made pursuant to the Performance Unit Agreement.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Report of the Compensation Committee of the Board of Directors of The Coca-Cola Company and its Subcommittees on Executive Compensation shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
  THE COCA-COLA COMPANY, S&P 500 INDEX AND FOOD, BEVERAGE AND TOBACCO GROUPS

                                 TOTAL RETURN
                     STOCK PRICE PLUS REINVESTED DIVIDENDS



                             [GRAPH APPEARS HERE]



                                The
Measurement period              Coca-Cola    The         Food, Beverage
(Fiscal Year Covered)           Company      S&P 500     & Tobacco Groups
---------------------           --------     --------    ----------------
Measurement PT -
12/31/91                        $ 100        $ 100        $ 100

FYE 12/31/92                    $ 106        $ 108        $ 103
FYE 12/31/93                    $ 115        $ 118        $  91
FYE 12/31/94                    $ 134        $ 120        $  97
FYE 12/31/95                    $ 197        $ 165        $ 136
FYE 12/31/96                    $ 282        $ 203        $ 163


  * Based on information for a self-constructed peer group of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal, which includes the following companies, but from which the Company has been excluded:

 Anheuser-Busch Companies, Inc., Brown-Forman Corporation, Adolph Coors Co., Coca-Cola Enterprises Inc., PepsiCo, Inc., Whitman Corporation, Archer Daniels Midland Company, Campbell Soup Company, ConAgra, Inc., CPC International Inc., Dole Food Company, Inc., General Mills, Inc., H.J. Heinz Co., Hershey Foods Corporation, Geo. A. Hormel & Co., Kellogg Company, McCormick & Company, Incorporated, Nabisco Holdings Corp., The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, Tyson Foods, Inc., Wm. Wrigley Jr. Co., American Brands, Inc., Philip Morris Companies, Inc., Universal Corp. and UST Inc.

  The Company's performance graph in its 1996 Proxy Statement did not include Nabisco Holdings Corp., which is now reported as a part of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal, and included Dean Foods Company, which is no longer reported as a part of such Groups.

  The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1991.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
                AND ITS SUBCOMMITTEES ON EXECUTIVE COMPENSATION

  In accordance with rules adopted in 1992 by the Securities and Exchange Commission, as amended in 1993, the Compensation Committee of the Board of Directors of The Coca-Cola Company and related subcommitteees (the "Committees") offer this report regarding compensation policies for executive officers and the Chief Executive Officer of the Company.

  The Company's primary objective is to maximize share-owner value over time. To accomplish this objective, the Company has adopted a comprehensive business strategy. The overall goal of the Committees is to develop executive compensation policies and practices which are consistent with and linked to the Company's strategic business objectives.

  There are certain principles to which the Committees adhere in structuring the compensation packages of executive officers. They are as follows:

    LONG-TERM AND AT-RISK FOCUS: The majority of pay for senior executive officers should be composed of long-term, at-risk pay to focus management on the long-term interests of share owners. Less emphasis is placed on salary and annual incentives.

    EQUITY ORIENTATION: Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and share-owner interests. Consistent with this philosophy, the Company encourages and in some plans requires executives to hold stock delivered through equity-based plans.

    MANAGEMENT DEVELOPMENT: To support the Board of Directors in fulfilling its responsibility of identifying future business leaders, compensation opportunities should be structured to attract and retain those individuals who can maximize the creation of share-owner value. The compensation structure should support the Company's philosophy of moving potential leaders throughout the system, exposing them to many types of markets and operations.

    COMPETITIVENESS: The Company emphasizes total compensation opportunities and focuses less attention on the competitive posture of each component of compensation. The development of at-risk pay policies is driven more by Company strategy than by competitive practice. Over time, the level of the Company's competitiveness in compensation opportunities should be based on the Company's stock price performance relative to other large companies. In line with this principle, current total compensation competitiveness is targeted in the top quartile of the range of total compensation of a comparator group of companies described in the next section of this report.

  These principles apply to compensation policies for all executive officers, and there is no differentiation in application to officers named in the compensation table, other executive officers or other key individuals covered by the executive compensation plans of the Company. Further, the Committees do not follow the principles in a mechanical fashion; rather, the Committees use experience and judgment in determining the mix of compensation for each individual. The Committees believe that current compensation practices and levels meet the principles described herein.

  The principles have guided action of the Committees since a restructuring of the executive compensation approach was adopted in 1983. From January 1983 through the end of 1996, earnings per share have grown at a compound annual rate of 17% and share-owner value has increased by $124 billion.

  Continued growth in global volume, earnings and economic profit contributed to an addition in 1996 of $38 billion in the Company's market value. In 1996, the return to share owners, including dividends, was 43%, following a 46% return in 1995. The Committees believe that the long-term focus on value creation engendered by the compensation principles kept management focus on the strategies that position the Company for sustained growth. For precisely this reason, the Committees affirm their commitment to continuing the compensation policies that have contributed to past success and which ensure continuity of executive leadership.

  The sections that follow illustrate these policies.

COMPONENTS OF EXECUTIVE COMPENSATION

  The four primary components of executive compensation are:

    . Base Salary

    . Annual Incentives

    . Long-Term Incentives

    . Benefits

  Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives, to cumulatively provide a level of total compensation that places in the top (fourth) quartile of the range of total compensation offered by a comparator group. The companies selected for comparison of total compensation differ from those included in the Performance Graph in an earlier section of this Proxy Statement, because the Company seeks talent from a broader group of companies than the Food, Beverage and Tobacco Groups against which performance is compared.

  Total compensation comparators are selected by screening large public companies for such performance characteristics as profit growth and return on equity. Those which exhibit leadership in the performance measures over sustained periods are selected as benchmarks for the Company's total compensation standards.

  The philosophy underlying each category is discussed herein.

  BASE SALARY. Base salary is targeted at the third quartile of the range for the comparator group. Increases in base salary are at competitive levels but occur at frequencies ranging from 12 months to 36 months, depending upon recent performance, time in job, level of pay and other factors. The lag between increases in base pay is designed to ensure that focus remains on the long-term portion of the total compensation package. Increases in base pay are determined by individual performance rather than Company performance, and are based on subjective evaluations of all factors.

  Base salary for Mr. Goizueta was increased by 11.9% effective in November 1996. This is the first change to his base salary in 27 months, the previous increase being dated August 1994. The amount and timing of the increase were determined in accordance with the principles discussed in the previous paragraph, and were based on a subjective evaluation by the Compensation Committee of the leadership Mr. Goizueta has demonstrated in the past 27 months.

  With individual variation, base pay for the executive officer group generally falls within the targeted third quartile. Mr. Goizueta's base pay falls in the fourth quartile.

  ANNUAL INCENTIVES. The Company has maintained the Annual Performance Incentive Plan, and adopted the Executive Performance Incentive Plan effective January 1, 1994. Executive officers may be selected for participation in either, but not both, of these plans. For those executive officers participating in the Executive Performance Incentive Plan, the Compensation Committee reserves the right to grant discretionary bonuses based on subjective evaluation of each executive officer's individual performance. Each plan is described below.

    ANNUAL PERFORMANCE INCENTIVE PLAN. Target annual incentives are established for certain key executives, including participating executive officers. The actual award is based on profit growth, economic value added, unit volume increase and personal performance, and may be greater or less than the target annual incentive. Below a threshold level of performance, no awards may be granted. Generally, profit growth, economic value added and unit volume increase are weighted higher than personal performance, but the weightings may be adjusted to take into account unusual circumstances. Opportunities are targeted at the third quartile of the range of the comparator group.

    EXECUTIVE PERFORMANCE INCENTIVE PLAN. This Plan was approved by share owners in 1994. The Committees may approve some or all of the executive officers for participation in the Plan each year, and executive officers selected for participation shall not be eligible for participation in the Annual Performance Incentive Plan. Target annual incentives are established for each approved executive officer. The award is based on earnings per share gain, unit volume increase and change in share of soft drink sales, and may be greater or less than the target annual incentive set under this Plan. Nearly 95% of the award is determined from equal weightings on volume growth and earnings per share, with the remaining amount determined by market share change. Payments from this Plan are intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Internal Revenue Code of 1986. Opportunities are targeted at the third quartile of the range of the comparator group.

    Competitive 1996 annual incentive data is not yet available. Measured against historical competitive standards, cumulative annual incentives paid to executive officers generally fell within the targeted third quartile, with individual variation.

    Mr. Goizueta earned an annual incentive award of $3,500,000 for 1996, of which $2,587,000 was made under the Executive Performance Incentive Plan and $913,000 as a discretionary award. The total award, which falls in the fourth quartile of the historical competitive standards, was made in consideration of the Company's outstanding performance, the high return provided to share owners and his leadership and strategic vision that guided the global Coca-Cola business system so successfully through a year of profound changes in competitive positions in the soft drink industry in key markets around the world.

    Annual incentives from various plans may be earned by about 5,800 employees each year.

  LONG-TERM INCENTIVES. Long-term incentives comprise the largest portion of the total compensation package for executive officers. There are three forms of long-term incentives utilized for executive officers, including stock options, restricted stock and long-term incentive plans with cash awards. In any given year, an executive officer may be offered participation in a single plan or in a combination of plans.

  As framed by the guiding principles listed earlier, the Company targets a level of total compensation in the top (fourth) quartile of the comparator group range. Because base salary and annual incentives are targeted in the third quartile, the compensation focus for executive officers is clearly on long-term incentives. The scope of long-term incentive opportunities offered to each executive officer is determined first by the difference between desired level of total compensation and the combined amount of base salary and annual incentives, and, with respect to grants of stock-related items, by adjustment for recent Company performance.

  Factors which influence decisions regarding what form of long-term incentives to grant to a particular executive officer include tenure with the Company, history of past grants, time in current job and level of, or significant changes in, responsibility. These subjective criteria are used for determining grant type for all executive officers.

  In keeping with the principles set forth at the beginning of this report, in 1996 the Compensation Committee established stock ownership guidelines for officers and key employees of the Company. The guidelines range from two to ten times base salary, depending on level, and are particularly aggressive compared to guidelines set by other companies. Only stock purchased by the individual is considered for purposes of meeting the ownership guidelines. Stock granted as matching contributions in the Thrift Plan or as restricted stock are not considered in measuring compliance with the guidelines. Penalties in the form of reduced future option grants may be applied to those who do not meet the guidelines within five years of becoming covered by them.

  Each form of long-term incentive is discussed below.

    RESTRICTED STOCK. The Restricted Stock Award Plans are designed to focus executives, including executive officers, on the long-term performance of the Company for the duration of their careers. Contrary to competitive practice, grants of restricted shares are subject to forfeiture until retirement, death, disability or a change in control. In addition, all grants after July 1991 are forfeited if separation from the Company occurs before age 62 and before five years have elapsed from the date of the grant. These features result in the Company's ability to retain, throughout their entire careers, those individuals who are key to the creation of share-owner value.

    Currently, 55 key employees hold shares of restricted stock.

    In 1996, no award of restricted stock was made to Mr. Goizueta.

    STOCK OPTIONS. Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates in value from the date the options are granted.

    Approximately 6,500 people received option grants in 1995. This number grew to 7,200 in 1996.

    Executives are encouraged to hold shares received upon the exercise of the options, linking their interests to those of share owners. Mr. Goizueta has not sold any Company stock in over 20 years.

    In 1996, no stock options were granted to Mr. Goizueta.

    LONG TERM PERFORMANCE INCENTIVE PLAN. The Long Term Performance Incentive Plan is a three-year performance plan. The Plan has previously measured performance against a matrix pairing return on equity and growth in income from continuing operations, and awards have varied based on the Company's level of attainment against these parameters. Below a threshold level of performance, no awards could be earned. Restrictions are attached on one-half of any award earned for two years after the end of the performance period.

    In 1994, the Compensation Committee recommended, and share owners approved a revision to the Plan which establishes unit case volume growth and growth in economic profit as the two performance measures which drive this Plan. The Compensation Committee believes that these factors are the key contributors, over time, to the creation of share-owner value. The role of this Plan is to maintain executive focus on the drivers of the business at all times, regardless of periodic distortions in the capital markets caused by external factors.

    The weight of each factor varies throughout the matrix. Considering the entire matrix, each factor carries approximately a 50% weight.

    Currently, 17 key employees participate in the long term incentive plan described above.

    Mr. Goizueta earned an award of $1,848,054 for the performance period ended December 31, 1996. Actual growth in unit case volume and economic profit for the three-year period determined the amount of this award, which fell in the high end of the spectrum of potential awards.

  BENEFITS. Benefits offered to key executives serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to key executives are largely those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

  TAX COMPLIANCE POLICY. A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who are highest paid and employed at year end to $1 million per year, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, including the removal of positive discretion in the determination of individual rewards, compensation may be excluded from consideration of the $1 million limit. The policy of the Committees related to this Act is to establish and maintain a compensation program which maximizes the creation of long-term share-owner value.

  In 1994, share owners approved the Executive Performance Incentive Plan and a revised Long Term Performance Incentive Plan, both of which meet the conditions necessary for exclusion from consideration of non-deductibility. The Company's Stock Option Plan by its terms meets the necessary conditions. The actions taken evidence the approach of the Committees to complying with the intent of this Act. It must be noted, however, that the Committees are obligated to the Board and the share owners of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Committees will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of share owners.

  SUBCOMMITTEES. Based on changes to various tax and securities rules and regulations, two subcommittees of the Compensation Committee (the Restricted Stock Subcommittee and the Stock Option Subcommittee) were established, met and took action in 1996.

  SUMMARY. The Committees believe the executive compensation policies and programs described in this Report serve the interests of the share owners and the Company. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with share-owner expectations. The Committees caution that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, share-owner expectations.

                                       Herbert A. Allen, Chairman
                                       Susan B. King
                                       Paul F. Oreffice
                                       Peter V. Ueberroth

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company is composed entirely of the four outside Directors named as signatories to the Compensation Committee report above, as was the case during fiscal 1996.

  Herbert A. Allen, who serves as Chairman of the Compensation Committee of the Company's Board of Directors, is President, Chief Executive Officer and a director of Allen & Company Incorporated ("ACI") and a principal share owner of ACI's parent. Allen & Company Incorporated has leased and subleased office space since 1977 in the building now owned by a subsidiary of the Company and located at 711 Fifth Avenue, New York, New York. The current lease, as modified from time to time, was entered into in 1985 and in May 1996 was again modified to provide for ACI to lease an additional 3,008 rentable square feet of office space. The May 1996 modification assigned new escalation rent base years and adjusted base rental amounts to portions of ACI's space. In 1996, ACI paid approximately $2.195 million under this lease and it is expected ACI will pay approximately $2.239 million in 1997, and escalating payments in future years, under the terms of the renegotiated lease. In the opinion of management, the terms of the lease agreement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

                          CERTAIN INVESTEE COMPANIES

  The Company currently holds approximately 45% of the issued and outstanding shares of common stock of Coca-Cola Enterprises Inc. ("Coca-Cola
Enterprises"), approximately 48% of Coca-Cola Beverages Ltd. ("Coca-Cola Beverages") and approximately 49% of The Coca-Cola Bottling Company of New York, Inc.

CERTAIN TRANSACTIONS WITH INVESTEE COMPANIES

  James B. Williams, a Director of the Company, is Chairman of the Board of Directors and Chief Executive Officer of SunTrust. Subsidiary banks of SunTrust engaged in ordinary course of business banking transactions in 1996, and are expected to engage in similar transactions in 1997, with Coca-Cola Enterprises and its subsidiaries, including the making of loans on customary terms, for which fees of approximately $722,000 were paid in 1996.

  SunTrust Bank, Atlanta participates in a syndicate of lenders which provides a senior credit facility to Coca-Cola Beverages in the aggregate amount of Cdn.$425 million, and under which SunTrust Bank, Atlanta's commitment as at December 31, 1996 was Cdn.$51.4 million. In 1996, SunTrust Bank, Atlanta received fees and interest of approximately Cdn.$2.8 million with respect to SunTrust's proportionate share of the amount extended under such facility which as at December 31, 1996 was Cdn.$45.7 million. In the opinion of management, the terms of such arrangements are fair and reasonable and as favorable to Coca-Cola Beverages as could have been obtained from a wholly unrelated party.

  SunTrust Bank, Atlanta serves as co-agent for a syndicate of banks for a $315 million credit facility dated November 21, 1995 for The Coca-Cola Bottling Company of New York, Inc. In 1996, that company paid approximately $500,000 in commitment and other fees and interest payments to SunTrust Bank, Atlanta for its $55 million commitment under this facility. In the opinion of management, the terms of such arrangements are fair and reasonable and as favorable to The Coca-Cola Bottling Company of New York, Inc. as could have been obtained from a wholly unrelated party.

  Warren E. Buffett, a Director of the Company, is Chairman of the Board of Directors, Chief Executive Officer and a major share owner of Berkshire Hathaway Inc., which company holds a significant equity interest in Salomon Inc and USAir Group, Inc. A subsidiary of Salomon Inc, Salomon Brothers Inc, served as underwriter for $300 million of debentures offered in October 1996 and $250 million of debentures offered in November 1996 by Coca-Cola Enterprises, for which it received fees of approximately $1.17 million. In 1996, USAir Group, Inc. paid approximately $116,000 to Coca-Cola Enterprises or its affiliates and approximately $178,000 to The Coca-Cola Bottling Company of New York, Inc. for soft drink products.

OWNERSHIP OF SECURITIES IN COCA-COLA ENTERPRISES AND COCA-COLA BEVERAGES

  The following table sets forth information regarding ownership of the common stock of Coca-Cola Enterprises and Coca-Cola Beverages of the Directors, the Company's five most highly compensated executive officers and the Directors and executive officers of the Company as a group who own any shares of such common stock.

                                                       AGGREGATE
                                                         NUMBER
                                                       OF SHARES     PERCENT OF
                                                      BENEFICIALLY   OUTSTANDING
NAME                                   ENTITY            OWNED         SHARES
----                                   ------         ------------   -----------
Herbert A. Allen............... Coca-Cola Enterprises  2,426,861/1/     1.93%
Charles W. Duncan, Jr.......... Coca-Cola Enterprises     35,000/2/       *
Peter V. Ueberroth............. Coca-Cola Enterprises      1,000/3/       *
Roberto C. Goizueta............ Coca-Cola Enterprises      5,000          *
M. Douglas Ivester............. Coca-Cola Enterprises     12,960/4/       *
E. Neville Isdell.............. Coca-Cola Enterprises      2,500/5/       *
Jack L. Stahl.................. Coca-Cola Enterprises      1,000          *
All Directors and Executive
 Officers as a group
 (26 persons).................. Coca-Cola Enterprises  2,484,321        1.97%
                                Coca-Cola Beverages       17,600/6/       *

--------
  * Less than 1% of issued and outstanding shares of common stock of the indicated entity.

  /1/ Includes 2,350,000 shares owned by Allen & Company Incorporated ("ACI"). Also includes 49,761 shares which represent Mr. Allen's children's interests in a partnership and 12,000 shares owned by his children; Mr. Allen has disclaimed beneficial ownership of all such shares. Does not include 35,000 shares held by ACI's pension plan over which Mr. Allen does not have voting or investment power.

  /2/ Includes 30,000 shares held as community property with Mr. Duncan's wife and 5,000 shares owned by a partnership of which he is a general partner.

  /3/ Shares are owned by a trust of which Mr. Ueberroth is one of two trustees.

  /4/ Includes 210 shares jointly owned with Mr. Ivester's parents and 500 shares which may be acquired upon the exercise of currently exercisable options. Also includes 796 shares owned by his wife and 85 shares jointly owned by his wife and his mother-in-law; Mr. Ivester has disclaimed beneficial ownership of all such shares.
  /5/ Includes 500 shares which may be acquired upon the exercise of currently exercisable options.
  /6/ Includes 12,000 shares which may be acquired upon the exercise of currently exercisable options held by executive officers of the Company.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                   (ITEM 2)

  The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1997, subject to ratification of this appointment by the share owners of the Company. Ernst & Young LLP has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

  One or more representatives of Ernst & Young LLP will be present at this year's Annual Meeting of Share Owners, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting of Share Owners. If the share owners should not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1997 FISCAL YEAR. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                              PROXY PROCEDURE AND
                           EXPENSES OF SOLICITATION

  The Company will continue its long-standing practice of holding the votes of all share owners in confidence from the Company, its Directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a share owner makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will also continue, as it has for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

  All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged Georgeson & Company to assist with the solicitation of proxies for an estimated fee of $19,000 plus expenses. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

  Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

                            SHARE-OWNERS' PROPOSALS

  Proposals of share owners/shareholders intended to be presented at the 1998 Annual Meeting of Share Owners must be received by the Company on or before November 3, 1997, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

  According to the By-Laws of the Company, a proposal for action to be presented by any share owner at an annual or special meeting of share owners shall be out of order unless specifically described in the Company's notice to all share owners of the meeting and the matters to be acted upon thereat or unless the proposal shall have been submitted in writing to the Chairman of the Board of Directors and received at the principal executive offices of the Company at least 60 days prior to the date of such meeting, and such proposal is, under law, an appropriate subject for share-owner action.

                               OTHER INFORMATION

  Management does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Share Owners which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

  The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to share owners by its authority.

                                          Susan E. Shaw
                                          Secretary

Atlanta, Georgia
March 3, 1997

                               ----------------

  THE ANNUAL REPORT TO SHARE OWNERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO SHARE OWNERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                               ----------------

                                      LOGO

                          PRINTED ON RECYCLED PAPER

                         (THE COCA-COLA COMPANY LOGO)

P        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                          OF THE COCA-COLA COMPANY
O
X    The undersigned, having received the Notice of Annual Meeting and Proxy
Y Statement, hereby (i) appoints Herbert A. Allen, Warren E. Buffett and Susan B. King, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and
     (ii) directs (a) SunTrust Bank, Atlanta, Trustee under The Coca-Cola Company Thrift Plan (or any successor trustee, including Barclays Global Investors, N.A.), and/or (b) SunTrust Bank, Atlanta, Trustee under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, and/or (c) Banco Popular de Puerto Rico, Trustee under the Caribbean Refrescos, Inc. Thrift Plan (or any successor trustee, including Oriental Bank & Trust), to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 1997 Annual Meeting of Share Owners to be held at The Playhouse Theatre, Du Pont Building,
     10th and Market Streets, Wilmington, Delaware, on April 16, 1997, at
     9:00 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors did not know would be presented at the meeting by a reasonable time before the proxy solicitation was made, and are further authorized to vote on other matters which may properly come before the 1997 Annual Meeting and any adjournments or postponements thereof.

         Election of Directors:
             Nominees (terms expiring in 2000):
               Ronald W. Allen, Donald F. McHenry, Sam Nunn, Paul F. Oreffice, James B. Williams

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE ----------- APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK SEE REVERSE
     ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD        SIDE
     OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR ----------- SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


         -  DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET  -

                       ADMISSION TICKET (SEE REVERSE)

DIRECTIONS TO THE PLAYHOUSE THEATRE:

From Baltimore, the Delaware Memorial Bridge or downstate Delaware:
  Take I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue." From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. The Playhouse Theatre is on the right in the Du Pont Building.

From Commodore Barry Bridge (New Jersey), or Philadelphia on I-95 South, or I-476 (The Blue Route), or Route 202 (if traveling Route 202, follow Route 202 to intersection with I-95 South):
  Follow I-95 South to Exit 7A marked "Route 52, South Delaware Avenue" (11th Street). Follow exit road (11th Street) to intersection with
  Delaware Avenue marked "52 South, Business District."   At Delaware
  Avenue intersection stay left, continuing on 11th Street. Follow 11th Street through four traffic lights. The Playhouse Theatre is on the right in the Du Pont Building.

--------------------------------------------------------------------------------
                                DO NOT DETACH


           ANNUAL MEETING OF SHARE OWNERS OF THE COCA-COLA COMPANY

   =======================================================================
                                    AGENDA
                                    ------
      - Election of five Directors
      - Ratification of appointment of Ernst & Young LLP as independent auditors
      - Transaction of such other business as may properly come before the meeting
   =======================================================================

    IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ON THE REVERSE.

  [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF
       NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS'
       NOMINEES AND "FOR" PROPOSAL 2.
  -------------------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
  -------------------------------------------------------------------------------------------
                   FOR   WITHHELD                                     FOR  AGAINST  ABSTAIN
  1. Election of   [ ]     [ ]             2. Ratification of the     [ ]    [ ]      [ ]
     Directors                                appointment of Ernst &
     (See reverse)                            Young LLP as
                                              independent auditors
  For, except vote withheld from
  the following nominee(s):

  _____________________________________

  -------------------------------------------------------------------------------------------


                                                            Do you plan to attend   [ ]   [ ]
                                                            the Annual Meeting?     YES   NO


                                        Please sign exactly as name appears hereon. Joint
                                        owners should each sign. When signing as attorney,
                                        executor, administrator, trustee or guardian, please
                                        give full title as such.


                                        -----------------------------------------------------

                                        -----------------------------------------------------
                                        SIGNATURE(S)                                  DATE
---------------------------------------------------------------------------------------------
           -  DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET  -

                              ADMISSION TICKET

                                           ANNUAL MEETING OF SHARE OWNERS
                                           OF THE COCA-COLA COMPANY

                                           WEDNESDAY, APRIL 16, 1997
                                           9:00 A.M., LOCAL TIME
                                           THE PLAYHOUSE THEATRE
                                           DU PONT BUILDING
                                           10TH AND MARKET STREETS
                                           WILMINGTON, DELAWARE
---------------------------------------------------------------------------------------------

                                 DO NOT DETACH

    IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU
    ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU
    TO COMPLETE AND MAIL THE PROXY CARD ABOVE.

   ------------------------------------------------------------------------------------------
   If you plan to attend the 1997 Annual Meeting of Share Owners, please mark the appropriate box on the proxy card above.  Present this ticket to The Coca-Cola Company representative at the entrance to The Playhouse Theatre.
   ------------------------------------------------------------------------------------------